Exhibit 99.1

CREDIT AGREEMENT

dated as of

March 14, 2007

among

RESORTS INTERNATIONAL HOTEL, INC., RESORTS PROPCO, INC., NEW PIER

OPERATING COMPANY, INC., RESORTS REAL ESTATE HOLDINGS, INC. AND

RESORTS FINANCE HOLDINGS, INC.

as Borrower

COLUMN FINANCIAL, INC.

as a Lender and Administrative Agent

and

CREDIT SUISSE, NEW YORK BRANCH

as the Issuing Bank

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- ii -

- iii -

ARTICLE X

The Administrative Agent

Section 10.01	Administrative Agent	62

SCHEDULES:

Schedule 1 – Affiliate Agreements

Schedule 3.01 – Borrower’s Organizational Chart

Schedule 3.06 – Disclosed Matters

Schedule 3.10(c) – Pension and Multiemployer Plans

Schedule 3.10(e) – Noncompliant Plans

Schedule 3.18(c) – Collective Bargaining Agreements

Schedule 3.18(d) – Union Activity

Schedule 3.26(a) – Gaming Licenses

Schedule 3.26 (b) – Absent Operating Permits

Schedule 4.01(f) – Previous Letters of Credit

Schedule 6.01(b) – Current Indebtedness

Schedule 6.08 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Corporate and Security Interest Perfection Opinion

Exhibit C – Permitted Letter of Credit Uses

Exhibit D – List of Borrower

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CREDIT AGREEMENT dated as of March 14, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between COLUMN FINANCIAL, INC., a Delaware corporation, having an address at 11 Madison Avenue, New York, New York 10010 (together with its successors and assigns, “Lender”), and as administrative agent (in such capacity, the “Administrative Agent”), CREDIT SUISSE, NEW YORK BRANCH, as Issuing Bank (“Issuing Bank”) and RESORTS INTERNATIONAL HOTEL, INC., a New Jersey corporation (“Opco”), RESORTS PROPCO INC., a New Jersey corporation (“Propco”), NEW PIER OPERATING COMPANY, INC., a New Jersey corporation (“New Pier”), RESORTS REAL ESTATE HOLDINGS, INC., a New Jersey corporation (“RREH”) and RESORTS FINANCE HOLDINGS, INC., a Delaware corporation (“Holdco” and together with Opco, PROPCO, New Pier and RREH, individually and/or collectively, as the context may require, “Borrower”). All terms used herein and not defined herein shall have the meaning ascribed to them in the Loan Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loans (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loans to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Counterparty” means any Counterparty to the Interest Rate Cap Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, a long-term unsecured debt rating of not less than “A” (or the equivalent) by the Rating Agencies, which rating shall not include a “t” or otherwise reflect a termination risk, and is otherwise reasonably acceptable to Lender.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.12(d).

“Administrative Borrower” shall mean Resorts Finance Holdings, Inc. in its capacity as the coordinating party and representative of Borrower facing the Lender.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with, the specified Person, and, with respect to Lender, an Affiliate of Lender shall also include any Person (a) which beneficially owns or holds, directly or indirectly, ten percent (10%) or more of (i) any class of voting stock of the specified Person, or (ii) the Equity Interests (with voting capacity) of a Person, or (b) who (i) is a director or executive officer (or individual with similar responsibilities) of the specified Person or (ii) if the Person does not have directors or executive officers, has similar responsibilities to a director or executive officer.

“Affiliate Agreements” shall mean those agreements set forth on Schedule 1 attached hereto.

“Affiliated Manager” shall mean any property manager which is an Affiliate of, or in which Borrower has, directly or indirectly, any legal, beneficial or economic interest.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Interest Rate” shall mean (i) at such times that a Revolving Loan bears interest at the Adjusted Prime Rate in accordance with Section 2.14, the Adjusted Prime Rate, (ii) at such times that a Revolving Loan bears interest at the Alternate Base Rate in accordance with Section 2.06(e), the Alternate Base Rate plus 2% (iii) at all other times, LIBOR plus the LIBOR Margin.

“Applicable Laws” shall mean all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations and court orders.

“Applicable U.S. Laws” shall mean all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations and court orders.

“Approved Accountant” shall mean a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by the Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), in the form of Exhibit A.

“Availability Block” means $500,000.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitment.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 U.S.C. § 101 et seq., and the regulations adopted and promulgated pursuant thereto (as the same may be amended from time to time).

“Barrack” shall mean Thomas J. Barrack, Jr., an individual.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” or “Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Borrower Collateral Account” means that certain deposit account number 327825050427 in the name of the Borrower maintained with KeyBank, N.A.

“Borrower Collateral Account Pledge Agreement” shall mean that certain Pledge and Security Agreement (Collateral Account) dated as of the date hereof by Holdco, as pledgor, for the benefit of Lender, as amended from time to time.

“Borrower Party” shall mean, individually or collectively as the context indicates, Borrower, Guarantor and any other Affiliate of Borrower that is a party to any Loan Document.

“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Loans bearing interest at LIBOR plus the LIBOR Margin, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Administrative Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a Loan bearing interest at LIBOR plus the LIBOR Margin, the term “Business Day” shall also exclude any day on which banks are not open for dealing in dollar deposits in the London interbank market.

“Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or the NAIC after the date of this Agreement or (c) compliance by the Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of the Lender or the Issuing Bank or by the Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or some other form of Loan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all real or personal property of Borrower that is at any time pledged, mortgaged or otherwise given as security to the Lender for the payment of the obligations due under the Loan Agreement and the other Loan Documents.

“Collateral Documents” means the Security Instruments, the Pledge Agreement and the Borrower Collateral Account Pledge Agreement.

“Colony IV” shall mean Colony Investors IV, LP, a Delaware limited partnership.

“Commitment” means the commitment of the Lender to make Revolving Loans and to issue Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of the Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to the Lender pursuant to Section 9.04. The maximum amount of the Lenders’ Commitment on the Effective Date is $10,000,000.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting Property or any part thereof.

“Control” (and the correlative terms “Controlled,” “Controlled by,” “Controlling” and “Controlling”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise subject to customary consent rights of minority investors with respect to so-called major decisions.

“Counterparty” shall mean the Person, which is the issuer of the Interest Rate Cap Agreement.

“Creditors Rights Laws” shall mean with respect to any Person, any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, the Loan Agreement, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, the Loan Agreement, this Agreement, the Security Instruments or any other Loan Document, including, without limitation, all Reserve Fund Deposits.

“Debt Service” shall mean, with respect to any particular period of time, interest payments due in accordance with the Loan Agreement, this Agreement and the Note for such period.

“Debt Service Coverage Ratio” shall mean a ratio in which:

(a) the numerator is the Net Operating Income for the 12 full calendar month period preceding the date of calculation as set forth in the financial statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property, (ii) actual franchise fees incurred in connection with the operation of the Property or (iii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of three percent (3%) of Gross Income from Operations or (2) the actual management fees incurred, (B) actual Replacement Reserve Fund contributions and (C) actual franchise fees; and

(b) the denominator is the aggregate amount of Debt Service which was due and payable for such 12 full calendar month period calculated assuming LIBOR is equal to the Strike Rate.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 3.06.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” shall mean any federal, State and local laws, statutes, ordinances, rules, regulations and other government requirements, as well as common law, that, at any time, apply to Borrower or the Property and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which together with the Borrower or any of its Affiliates would be treated as a single employer under the provisions of Title I or Title IV of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by a Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Administrative Borrower.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during the term of this Agreement.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is located. For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Gaming Authorities” shall mean, in any jurisdiction in which any Borrower or any of its subsidiaries manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental authority responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” or “Gaming Regulations” shall mean the laws, rules, regulations and orders applicable to the casino, gaming businesses or activities of Borrower or any of their subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Gaming License” shall mean, in any jurisdiction in which any of Borrower or any of their subsidiaries conducts any casino and gaming business or activities, any license, permit or other authorization to conduct gaming activities that is granted or issued by the applicable Gaming Authorities.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office, central bank or other authority of any nature whatsoever for any governmental unit (federal, State, county, district, municipal, city, country or otherwise) or quasi-governmental unit whether now or hereafter in existence.

“Gross Income from Operations” shall mean all income, computed in accordance with GAAP derived from the ownership and operation of the Properties from whatever source, including, but not limited to, the Rents, utility charges, escalations, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, security deposits, utility and other similar deposits, payments received under the Interest Rate Cap Agreement, interest on credit accounts, interest on the Reserve Funds, and any disbursements to Borrower from the Reserve Funds. Gross income shall not be diminished as a result of the Security Instruments or the creation of any intervening estate or interest in a Property or any part thereof.

“Guarantor” shall have the meaning ascribed to it in the Loan Agreement.

“Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is friable; toxic mold; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law.

“Improvements” shall have the meaning set forth in Article 1 of the related Security Instruments with respect to the Property.

“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (f) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Taxes” shall mean any present or future income, stamp or other taxes (other than Taxes), levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Initial Administrative Agent” shall mean Column Financial, Inc., in its capacity as initial administrative agent hereunder.

“Initial Issuing Bank” shall mean Credit Suisse, New York Branch, in its capacity as initial bank hereunder.

“Initial Lender” shall mean Column Financial, Inc., in its capacity as initial lender hereunder.

“Insolvency Opinion” shall mean, that certain bankruptcy non-consolidation opinion letter delivered by counsel for the Borrower in connection with the Loan Agreement and approved by Lender or the Rating Agencies, as the case may be.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) of the Loan Agreement.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) of the Loan Agreement.

“Interest Election Request” means a request by the Administrative Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means the ninth (9th) day of the calendar month in which the applicable Interest Payment Date occurs; provided, however, that with respect to the first Interest Payment Date, the Interest Period shall be the period commencing on the Closing Date but excluding the first Interest Payment Date. Each Interest Period, except for the first Interest Period, shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Period” shall mean, with respect to any Interest Payment Date, the period from and including the ninth (9th) day of the calendar month to and excluding the ninth (9th) day of the following calendar month in which the applicable Interest Payment Date occurs; provided, however, that with respect to the first Interest Payment Date, the Interest Period shall be the period commencing on the Effective Date but excluding the first Interest Payment Date. Each Interest Period, except for the first Interest Period, shall be a full month and shall not be shortened by reason of any payment of amounts due under this Agreement prior to the expiration of such Interest Period; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, and (ii) no Interest Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate).

“Interest Rate Cap Agreement” shall mean the Interest Rate Cap Agreement (together with the confirmation and schedules relating thereto), between an Acceptable Counterparty and Borrower obtained by Borrower on the date hereof. The Interest Rate Cap Agreement shall be written on the then current standard ISDA documentation, and shall provide for interest periods and calculations consistent with the payment terms of the Loan Agreement. After delivery of a Replacement Interest Rate Cap Agreement to the Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement.

“Issuing Bank” means the Initial Issuing Bank and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate Stated Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Leases” shall mean, collectively, the “leases” as defined in Article 1 of each Mortgage, including, without limitation, the Opco Lease and the Master Lease.

“Lender” means Column Financial, Inc. and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption (collectively referred to as the “Lenders” and individually as a “Lender”).

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBOR” shall mean the rate per annum calculated as set forth below. With respect to each Interest Period, LIBOR shall mean the rate for deposits in U.S. Dollars, for a period equal to one month, which appears on the Dow Jones Market Service (formerly known as “Telerate”) Page 3750 as of 11:00 a.m., London time, on the related LIBOR Determination Date (rounded upwards to the nearest 1/1,000 of 1%). If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such LIBOR Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such LIBOR Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such LIBOR Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable LIBOR Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent (absent manifest error).

“LIBOR Business Day” shall mean any day on which banks are open for dealing in foreign currency and exchange in London, England.

“LIBOR Determination Date” shall mean with respect to any Interest Period, two (2) LIBOR Business Days prior to the fifteenth (15th) day of the calendar month in which the applicable Interest Period commences.

“LIBOR Margin” shall mean 3.00%.

“License Revocation Event” shall mean the revocation, failure to renew or suspension of, or the appointment of a receiver or similar official with respect to, any Gaming License.

“Lien” shall mean, with respect to each the Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquor Authorities” shall mean, in any jurisdiction in which a Borrower or any of its subsidiaries sells and distributes liquor, the applicable alcoholic beverage commission or other governmental authority responsible for interpreting, administering and enforcing the Liquor Laws.

“Liquor Laws” shall mean the laws, rules, regulations and orders applicable to or involving the sale and distribution of liquor by a Borrower or any of its subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Liquor Authorities.

“Liquor License” shall mean, in any jurisdiction in which any of Borrower, the Guarantor or any of their subsidiaries sells and distributes liquor, any license, permit or other authorization to sale and distribute liquor that is granted or issued by the applicable alcoholic beverage commission or other governmental authority responsible for interpreting, administering and enforcing the Liquor Laws.

“Loan Agreement” shall mean that certain Loan Agreement dated as of the date hereof between Borrower and the Lender, as amended from time to time.

“Loan Documents” shall mean, collectively, this Agreement, the Loan Agreement, the Note, the Security Instruments, the Assignments of Leases, the Environmental Indemnity, the Guaranty, the Assignment of Interest Rate Cap Agreement, the Borrower Collateral Account Pledge Agreement, the Pledge Agreement and all other documents executed and/or delivered in connection with the Loans and the Loan (as defined under the Loan Agreement).

“Loans” means the loans made by the Lender to Borrower pursuant to this Agreement.

“Master Lease” shall mean that certain Lease Agreement of even date herewith, by and between Opco, as lessor and Propco, as lessee.

“Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (i) the business, operations or financial condition of Borrower, taken as a whole, (ii) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to perform and satisfy when due or required any of Borrower’s other material obligations under any of the Loan Documents (taking into consideration any applicable grace, notice and cure periods), (iii) the ability of any Guarantor to pay, perform and satisfy when due or required any of such Guarantor’s material obligations under the Loan Documents, (iv) the enforceability or validity of any Loan Document or the perfection or priority of any Lien created under any Loan Document, or (v) the rights, interests and remedies of Lender under the Loan Documents.

“Maturity Date” shall mean April 9, 2009 or if such day is not a Business Day, the immediately preceding Business Day, or such other date on which the final payment of the principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration in accordance with the terms hereof, or otherwise.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean as to any Person, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and to which such Person is making, or is obligated to make (or made or was obligated to make in the preceding five-year period) contributions.

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations, excluding any payments received under any Interest Rate Cap Agreement.

“New Pier Mortgage” shall mean that certain Mortgage, Financing Statement, Fixture Filing and Security Agreement, dated as of the date hereof, made by New Pier, as mortgagor, to Lender, as mortgagee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“New Pier Property” shall mean “Property” as defined in the New Pier Mortgage.

“Note” means the promissory note executed and delivered by Borrower to the Lender in connection with the Loan Agreement and this Agreement.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of Borrower to the Lender, the Issuing Bank or any indemnified party arising under any Loan Document.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Certificate” shall mean a certificate delivered to the Lender by Borrower, which is signed by a Financial Officer of Borrower or other appropriate officer of the Administrative Borrower.

“Opco” shall have the meaning set forth in the introductory paragraph hereof.

“Opco Lease” shall mean that certain Opco Lease Agreement, dated as of the date hereof, between Propco, as lessor and Opco, as lessee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Opco Mortgage” shall mean that certain Combined Fee and Leasehold Mortgage, Financing Statement, Fixture Filing and Security Agreement, dated as of the date hereof, made by Opco, as mortgagor, to Lender, as mortgagee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Opco Personal Property” shall mean “Personal Property” as defined in the Opco Mortgage.

“Opco Property” shall mean “Property” as defined in the Opco Mortgage.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Properties that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance premiums, license fees, property taxes and assessments, advertising and marketing expenses, franchise fees, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by the Administrative Agent, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures and contributions to the Reserve Funds.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” shall mean, with respect to the Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to the Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (d) any Lien under protest by Borrower in accordance with the terms hereof, (e) statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law and in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, (f) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no Event of Default has occurred; (g) any utility or similar easement granted to any applicable Governmental Authority which does not have a material adverse effect on Borrower, Borrower’s ability to repay the Loan, or the value or use of the Property and have been affirmatively insured to the reasonable satisfaction of the Lender (i.e., covered by the comprehensive endorsement which was issued in connection with the Title Insurance Policy), (h) liens on personal property of Borrower to the extent permitted in connection with a Permitted FF&E Financing; (i) a lien on insurance proceeds, subject and subordinate in all respects to the lien of the Loan Documents evidencing and securing this Loan, to the extent permitted in connection with a Permitted Insurance Premium Financing and (j) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole but reasonable discretion.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and AAA by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, State, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall mean, collectively, the New Pier Personal Property, the Opco Personal Property, the Propco Personal Property and the RREH Personal Property.

“Plan” shall mean any pension plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is maintained or contributed to by (or to which there is an obligation to contribute of) Borrower or an ERISA Affiliate and each such plan for the five-year period immediately following the latest date on which Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Plan Assets” shall mean assets of a Plan within the meaning of section 29 C.F.R. section 2510.3-101 or similar law.

“Pledge Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, by Borrower for the benefit of Lender.

“Policies” shall have the meaning set forth in Section 6.1(b) of the Loan Agreement.

“Prime Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-eighth of one percent (0.125%). If The Wall Street Journal ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Spread” shall mean the positive difference (if any), expressed as the number of basis points, obtained by subtracting (i) the Prime Rate on the date that LIBOR was last applicable to the Loan, from (ii) LIBOR plus the LIBOR Margin on the date LIBOR was last applicable to the Loan.

“Pro Rata Percentage” of any Lender at any time shall mean the percentage of the total aggregate Commitments represented by such Lender’s Revolving Credit Exposure. In the event the Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the most recently in effect, giving effect to any subsequent assignments.

“Prohibited Person” shall mean any Person:

(i) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) with whom the Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(vi) who is an Affiliate of or affiliated with a Person listed above.

“Propco” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Propco Mortgage” shall mean that certain Mortgage, Financing Statement, Fixture filing and Security Agreement, dated as of the date hereof, made by Propco, as mortgagor, to Lender, as mortgagee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Propco Personal Property” shall mean “Personal Property” as defined in the Propco Mortgage.

“Propco Property” shall mean “Property” as defined in the Propco Mortgage.

“Property” shall mean collectively, the New Pier Property, the Opco Property, the Propco Property and the RREH Property.

“Property Account” shall have the meaning set forth in Section 3.1(a) of the Loan Agreement.

“Rating Agencies” shall mean each of S&P, Moody’s, and Fitch, and any other nationally recognized statistical rating agency, which has been approved by the Administrative Agent.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rents” shall mean, collectively, “Rents” as defined in Article 1 of each Mortgage.

“Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Acceptable Counterparty with terms identical to the Interest Rate Cap Agreement.

“Reserve Fund Deposits” shall mean the amounts to be deposited into the Reserve Funds for any given month or at any other time as provided in this Agreement or in the other Loan Documents.

“Reserve Fund” shall mean any escrow or reserve fund established under the Loan Agreement or this Agreement.

“Restricted Party” shall mean Borrower, any Principal, Guarantor, or any Affiliated Manager or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of, Borrower, Principal, any Guarantor, any Affiliated Manager or any non-member manager; provided, however, no direct or indirect legal or beneficial owner of Colony IV or Colony RIH shall be deemed to be a Restricted Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Borrower or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Borrower or any option, warrant or other right to acquire any such Equity Interests in any Borrower.

“Revolving Credit Exposure” means, at any time, the sum of the outstanding principal amount of the Lender’s Revolving Loans and its LC Exposure at such time, the maximum aggregate amount of which may not exceed $9,500,000.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“RREH Mortgage” shall mean that certain Mortgage, Financing Statement, Fixture Filing and Security Agreement, dated as of the date hereof, made by RREH, as mortgagor, to Lender, as mortgagee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“RREH Personal Property” shall mean “Personal Property” as defined in the RREH Mortgage.

“RREH Property” shall mean “Property” as defined in the RREH Mortgage.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, transfer or pledge of a direct or indirect legal or beneficial interest.

“Securities” shall have the meaning set forth in Section 9.1.1 of the Loan Agreement.

“Security Instruments” shall have the meaning set forth in the Loan Agreement.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent or Lender is subject with respect to LIBOR, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Strike Rate” shall mean 6%.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in a form acceptable to Lender issued with respect to the Property and insuring the lien of the Security Instruments.

“Transactions” means the execution, delivery and performance by Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Trigger Event” shall mean the occurrence of (1) any Event of Default or (2) a decline of the Debt Service Coverage Ratio below 1.10:1.00.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to LIBOR or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., an “ABR Loan”) or by Class and Type (e.g., an “ABR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., an “ABR Borrowing”) or by Class and Type (e.g., an “ABR Revolving Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Administrative Borrower notifies the Administrative Agent that the Administrative Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Administrative Borrower that the Administrative Agent requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

Section 2.01 Commitment. Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, to make Revolving Loans to Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding $9,500,000, representing the Commitment minus the Availability Block. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Revolving Loans.

Section 2.02 Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by each Lender in accordance with its Commitment.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of Loans as Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of four (4) Revolving Borrowings outstanding.

Section 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Administrative Borrower shall notify the Administrative Agent of such request by telephone not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing as contemplated by Section 2.06(e), not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Administrative Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) if such Borrowing is to be an ABR Borrowing as contemplated by Section 2.06(e), that it is to be an ABR Borrowing;

(iv) [RESERVED]; and

(v) the location and number of Borrower’s accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

Section 2.04 [RESERVED].

Section 2.05 [RESERVED].

Section 2.06 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Administrative Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Administrative Borrower to, or entered into by the Administrative Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Administrative Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Administrative Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Administrative Borrower shall be deemed to represent and warrant on behalf of Borrower that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $9,500,000 and (ii) the aggregate amount of the Obligations shall not exceed the total Commitment of $10,000,000.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d) [RESERVED].

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Administrative Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Administrative Borrower prior to such time on such date, then not later than (i) 2:00 p.m., New York City time on the Business Day that the Administrative Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) 12:00 noon, New York City time on the Business Day immediately following the day that the Administrative Borrower receives such notice, if such notice is not received prior to 10:00 a.m. New York City time on the day of receipt; provided that, if such LC Disbursement is not less than $500,000, the Administrative Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section and each Lender’s obligation to fund its Pro Rata Percentage as provided in paragraph (k) of this Section 2.06 shall be, joint and severally (in the case of the Borrower), absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder. Neither the Issuing Bank nor any of its Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank and each Lender may, in their sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of their obligations to reimburse the Issuing Bank with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans. Interest accrued pursuant to this paragraph shall be for the account of each Lender.

(i) Replacement of the Issuing Bank. The Issuing Bank may resign or be replaced at any time by written agreement among the Administrative Borrower, the Lenders, and the successor Issuing Bank. At the time any such replacement or resignation shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement, and as a “Lender” under the other Loan Documents, including without limitation any and all indemnification provisions of the Borrower thereunder, with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Administrative Borrower receives notice from the Administrative Agent demanding the deposit of cash collateral pursuant to this paragraph, the Administrative Borrower shall deposit in an account with the Administrative Agent, in the name and for the benefit of the Lenders, an amount in cash equal to 102% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in clause (g) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of Borrower with respect to Letters of Credit under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of Borrower under this Agreement. If Borrower are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Administrative Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Participations. By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit , each drawing or payment made thereunder and the obligations of any Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto, in each case, equal to such Lender’s Pro Rata Percentage thereof, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. In determining whether to pay under the Letters of Credit, the Issuing Bank shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under the Interest Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of the Interest Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with the Interest Letter of Credit shall not create for the Issuing Bank any resulting liability to the Account Party, any Lender or any other Person. The failure of any Lender to make available to an Issuing Bank its Pro Rata Percentage of any payment under any Letter of Credit issued by such Issuing Bank shall not relieve any other Lender of its obligation hereunder to make available to such Issuing Bank its Pro Rata Percentage of any payment under any Letter of Credit on the date required, as specified above; provided that no Lender shall be responsible for the failure of any other Lender to make available to the Issuing Banks such other Lender’s Pro Rata Percentage of any such payment.

Section 2.07 Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Borrower designated by the Administrative Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Lenders to the Issuing Bank.

Section 2.08 [RESERVED].

Section 2.09 Termination and Reduction of Commitment. (a) Unless previously terminated, the Commitment shall terminate on the Maturity Date.

(b) The Administrative Borrower may at any time terminate, or from time to time reduce, the Commitment; provided that (i) each reduction of the Commitment shall be in an amount that is an integral multiple of $100,000 and not less than $500,000 and (ii) the Administrative Borrower shall not terminate or reduce the Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Revolving Credit Exposure would exceed the total Commitment.

(c) The Administrative Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitment under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Administrative Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitment delivered by the Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitment shall be permanent.

Section 2.10 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally, joint and severally, promise to pay to the Administrative Agent for the account of the Lenders the then unpaid principal amount of each Revolving Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of each Lender.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

Section 2.11 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Administrative Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Revolving Borrowing bearing interest at LIBOR plus the LIBOR Margin, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitment as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12 Fees. (a) The Borrower agree to pay to each Lender a commitment fee, which shall accrue at the rate of 0.5% per annum on the daily amount of the undrawn portion of the $9,500,000 of Commitment available to Borrower during the period from and including the Effective Date. Accrued facility fees shall be payable in arrears on the ninth (9th) day of each month and on the date on which the Commitment terminates, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitment terminates shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agree to pay to each Lender a commission which shall accrue at the rate of 3.00% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitment and the date on which there ceases to be any LC Exposure, as well as such Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Letter of Credit fees accrued up to and excluding the ninth (9th) day of each month of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitment terminates and any such fees accruing after the date on which the Commitment terminates shall be payable on demand. Any other fees payable to any Lender pursuant to this paragraph shall be payable within ten (10) days after demand. All Letter of Credit fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, an annual administrative fee equal to $50,000.00 (the “Administrative Agent Fee”).

(d) The Borrower agrees to pay to the Issuing Bank, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable out of pocket expenses which such Issuing Bank is generally imposing in connection with such occurrence with respect to Letters of Credit.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to each Lender. Fees paid shall not be refundable under any circumstances.

Section 2.13 Interest. The Loans comprising each Borrowing shall bear interest at the Applicable Interest Rate.

(a) [RESERVED].

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 3% plus the Applicable Interest Rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 3% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitment; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Prime Rate or LIBOR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest. If prior to the commencement of an Interest Period for a Borrowing bearing interest at LIBOR plus the LIBOR Margin:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period; or

(b) the Administrative Agent determines that LIBOR for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Administrative Borrower by telephone or telecopy as promptly as practicable thereafter. If such notice is given, the Revolving Loans shall bear interest at the Adjusted Prime Prime Rate beginning on the first day of the next succeeding Interest Period. If, pursuant to the terms of this Section 2.14, any Revoling Loan is bearing interest at the Adjusted Prime Rate and the Administrative Agent shall reasonably determine (which determination shall be conclusive absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Administrative Agent shall give notice thereof to Administrative Borrower by telephone or telecopy as promptly as practicable, but in no event later than one (1) Business Day prior to the last day of the then current Interest Period. If such notice is given, the Revolving Loans shall bear interest at LIBOR plus the LIBOR Margin beginning on the first day of the next succeeding Interest Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to have the Loan bear interest at either LIBOR plus the LIBOR Margin or the Adjusted Prime Rate.

Section 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank (except any such reserve requirement reflected in LIBOR); or

(ii) impose on any Lender, the Issuing Bank or the London interbank market any other condition affecting this Agreement or Loans made by such Lender or any Letter of Credit issued by the Issuing Bank;

and the result of any of the foregoing shall be to increase the cost to each such Lender of making or maintaining any Loan bearing interest at LIBOR plus the LIBOR Margin (or of maintaining its obligation to make any such Loan) or to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by each such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then Borrower will pay to each such Lender or Issuing Bank such additional amount or amounts as will compensate each such Lender or Issuing Bank for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or Letters of Credit held by, the Lender, or the Letters of Credit issued by the Issuing bank, to a level below that which such Lender, Issuing Bank, Lender’s holding company or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration the policies of the Lenders, Issuing Bank, and holding companies of the Lenders or Issuing bank with respect to capital adequacy), then from time to time Borrower will pay to each such Lender such additional amount or amounts as will compensate each the Lender, Issuing Bank, or holding companies of the Lenders or Issuing Bank for any such reduction suffered.

(c) A certificate of each Lender or Issuing Bank, as applicable, setting forth the amount or amounts necessary to compensate such Lender, Issuing Bank or holding company of such Lender or Issuing Bank, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The Borrower shall pay each such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank, as applicable, to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate such Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s or Issuing Bank’s, as applicable, intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) [RESERVED].

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Loan bearing interest at LIBOR plus the LIBOR Margin other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, continue or prepay any Loan bearing interest at LIBOR plus the LIBOR Margin on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Loan bearing interest at LIBOR plus the LIBOR Margin other than on the last day of the Interest Period applicable thereto as a result of a request by the Administrative Borrower pursuant to Section 2.19, then, in any such event, Borrower shall compensate each such Lender for the loss, cost and expense attributable to such event. In the case of a Loan bearing interest at LIBOR plus the LIBOR Margin, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of each such Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.17 Taxes. (a) Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction for any

Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and Issuing Bank, as applicable, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Administrative Agent, Lender or Issuing Bank, on or with respect to any payment by or on account of any obligation of Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by the Administrative Agent, any Lender or Issuing Bank on its own behalf shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, the Administrative Borrower shall deliver to each Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Administrative Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Administrative Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower have paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Administrative Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Administrative Agent or Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of such Lender or Administrative Agent, as applicable, agree to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or Administrative Agent in the event such Lender or Administrative Agent is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Lender or the Administrative Agent to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

(g) For purposes of this Section 2.17, the term “Lender” shall be deemed to include Lender’s present and future participants in the Loan to the extent of Indemnified Taxes imposed by reason of such participant’s interest in the Loan, in each case only to the extent payable by Borrower under this Section 2.17.

Section 2.18 Payments Generally. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of each Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 11 Madison Avenue, New York, New York. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Lenders to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder.

Section 2.19 Mitigation Obligations; Replacement of a Lender. (a) If any Lender requests compensation under Section 2.15, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of such Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agree to pay all reasonable costs and expenses incurred by such Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if Borrower are required to pay any additional amount to any Lender or any Governmental Authority for the account of such Lender pursuant to Section 2.17, or if the Lender defaults in its obligation to fund Loans hereunder, then the Administrative Borrower may, at its sole expense and effort, upon notice to such Lender, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations; provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Such Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Administrative Agent , each Lender and the Issuing Bank that, as of the date hereof:

Section 3.01 Organization; Powers. Borrower is duly organized, validly existing and in good standing, if applicable, under the laws of the jurisdictions of its respective organization, with requisite power and authority to own the Collateral and carry on its business as now conducted and is qualified to do business in, and are in good standing, if applicable, in every jurisdiction where such qualification is required. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Collateral and to transact the business in which it is now engaged. Attached hereto as Schedule 3.01 is Borrower’s organizational chart, which chart (a) lists Borrower’s direct and indirect Subsidiaries as of the Closing Date and (b) describes the equity interests owned by Borrower (directly or indirectly) in each of Borrowers Subsidiaries as of the Closing Date. The Borrower’s (i) principal place of business as of the date hereof, (ii) state of organization and (iii) organizational identification number are each set forth on Exhibit D.

Section 3.02 Authorization; Enforceability. The Transactions and the Borrower’s performance of the other Loan Documents are within Borrower’s corporate powers and has been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement and each of the other Loan Documents has been duly executed and delivered by (or on behalf of) Borrower and constitutes Borrowers legal, valid and binding obligation, enforceable against Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (including the execution by the Administrative Agent and the Lenders of the remedies provided in the Loan Documents, subject to any limitations thereon pursuant to applicable Gaming Laws) (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or Borrower’s charter, by-laws or other organizational documents or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or Borrowers assets (including, without limitation, the Property), or give rise to a right thereunder to require any payment to be made by Borrower and (d) will not result in the creation or imposition of any Lien on any of Borrowers assets, or the assets of any of its Subsidiaries.

Section 3.04 Financial Condition; No Material Adverse Change. To the best of Borrower’s knowledge, all financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Administrative Agent or any Lender in respect of Borrower and the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower and the Property, as applicable, in all material respects as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Materially Adverse Effect except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

Section 3.05 Properties. Borrowers has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for Permitted Encumbrances or other minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

Section 3.06 Litigation. Except as set forth in Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to Borrower’s knowledge, threatened against or affecting Borrower, which if adversely determined could result in a Material Adverse Effect (financial or otherwise) or (ii) that involve this Agreement, the other Loan Documents or the Transactions.

Section 3.07 Compliance with Laws and Agreements. To the best of its knowledge, Borrower is in compliance with all laws, regulations and orders, including, without limitation, all writs, injunctions, decrees or demands, of any Governmental Authority applicable to it or the Property, including, without limitation, all Environmental Laws, building and zoning ordinances, and codes, and all indentures, agreements and other instruments binding upon it or the Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To the best of Borrower’s knowledge, no Default has occurred and is continuing.

Section 3.08 Investment Company Status. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or State law or regulation which purports to restrict or regulate its ability to borrow money.

Section 3.09 Taxes. Borrower has timely filed or caused to be filed all Tax returns (and extensions thereof) and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the affected taxpayer has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Borrower knows of no basis for any additional assessment in respect of any such Taxes and related liabilities for prior years.

Section 3.10 Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement, the other Loan Agreements or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no material fact presently known to Borrower which has not been disclosed to the Administrative Agent and each Lender which adversely affects, nor to Borrower’s knowledge, is reasonably likely to materially and adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

Section 3.11 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction, which would materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. To the best of Borrower’s knowledge, Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under the Opco Lease and the Loan Documents.

Section 3.12 Solvency. Borrower has not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to defraud any creditor. Borrower does not intend to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition under the Bankruptcy Code or similar state bankruptcy or insolvency law has been filed against Borrower in the last seven (7) years, and Borrower has not, in the last seven (7) years, ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Borrower is not contemplating either the filing of a petition by it under the Bankruptcy Code or similar state bankruptcy or insolvency law or the liquidation of all or a major portion of

Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it.

Section 3.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

Section 3.14 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

Section 3.15 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto (other than pursuant to the Loan Documents).

Section 3.16 Forfeiture. Neither it nor, to the best of its knowledge, any other Person in occupancy of or involved with the operation or use any of the Properties has committed any act or omission affording the federal government or any state or local government the right of forfeiture as against any of the Properties or any part thereof or any monies paid in performance of its obligations under the Note, the Loan Agreement, this Agreement or the other Loan Documents. It hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

Section 3.17 Taxpayer Identification Number. Each of Borrowers’ United States taxpayer identification numbers are set forth on Exhibit D.

Section 3.18 OFAC.

(a) Borrower represents and warrants that neither Borrower, Guarantor or any of their respective Affiliates is a Prohibited Person, and Borrower, Guarantor and their respective Affiliates are in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

(b) Borrower warrants and represents that neither Borrower, Guarantor nor any of their respective members, directors, officers, employees, parents, Subsidiaries or Affiliates: (1) are subject to U.S. or multilateral economic or trade sanctions currently in force; (2) are owned or controlled by, or act on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions currently in force; (3) is a Prohibited Person or is otherwise named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business, including but not limited to lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State.

Section 3.19 Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which for the avoidance of doubt shall include but shall not be limited to (i) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)), with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by any Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (d) neither Borrower nor any of its Affiliates (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”. For purposes of determining whether or not a representations with respect to Guarantor is true or a covenant with respect to Guarantor, is being complied with under this Section 3.19, Borrower shall not be required to make any investigation into (i) the ownership of publicly traded stock or other publicly traded securities, (ii) the ownership of assets by a collective investment fund that holds assets for employee benefit plans or retirement arrangements or (iii) the direct or indirect ownership of limited partnership interests in Guarantor.

Section 3.20 [RESERVED]

Section 3.21 Incorporation by Reference. Each of the representations and warranties made by Borrower in Section 4.1 of the Loan Agreement are hereby incorporated by reference and made a part hereof for all purposes.

Section 3.22 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in this Section 3 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to the Lenders under this Agreement or any of the other Loan Documents by Borrower and the Guarantor. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower and the Guarantor shall be deemed to have been relied upon by the Administrative Agent, each Lender and Issuing Bank notwithstanding any investigation heretofore or hereafter made by the Administrative Agent, each Lender or Issuing Bank on its behalf.

ARTICLE IV

Conditions

Section 4.01 Effective Date. The obligations of each Lender to make Loans and the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Lenders and dated the Effective Date) of Willkie Farr & Gallagher LLP, counsel for Borrower, substantially in the form of Exhibit B, and covering such other customary matters relating to Borrower, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby request such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as any of the Lenders or their respective counsel may reasonably request relating to the organization, existence and good standing of Borrower, the authorization of the Transactions and any other legal matters relating to Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Administrative Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) Each Lender, Administrative Agent and Issuing Bank, as applicable, shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by Borrower hereunder.

(f) The Administrative Agent shall have received true and correct copies of each of the previously issued letters of credit listed on Schedule 4.01(f).

(g) The Administrative Agent shall have received satisfactory proof that the Guarantor Collateral Account has been opened with the Administrative Agent, that the Administrative Agent is the owner and has full control over such account, and that the Initial Agent or Servicer, as applicable, is contractually obligated to cause the deposit of all funds to be distributed to the Guarantor on behalf of one or more Borrowers directly into the Guarantor Collateral Account.

(h) [Reserved.]

(i) The Administrative Agent shall have received notice that all certifications, permits, licenses and approvals required to enforce this Agreement have either been obtained from the Gaming Authorities and are in full force and effect, or the Administrative Agent shall have been specifically advised that further approvals are not necessary.

The Administrative Agent shall notify the Administrative Borrower of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, unless such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct as of such date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

From the date hereof and until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, Borrower covenants and agrees with each Lender that:

Section 5.01 Financial Reporting.

(a) Borrower will furnish to Administrative Agent, each Lender and Issuing Bank annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of Borrower’s annual financial statements audited by an Approved Accountant in accordance with GAAP (or such other accounting basis acceptable to Administrative Agent) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) a certificate executed by the Financial Officer or other appropriate officer of Borrower or Principal, as applicable, stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon and has been prepared in accordance with GAAP, (iii) an unqualified opinion of an Approved Accountant, and (iv) an annual occupancy report for such year, including the average daily room rate for such year; and (vi) a schedule that the Approved Accountant will apply agreed upon procedures in accordance with generally accepted accounting principles that will reconcile Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant. Together with Borrower’s annual financial statements, Borrower shall furnish to the Administrative Agent, Lender and Issuing Bank an Officer’s Certificate certifying as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same;

(b) Borrower will furnish, or cause to be furnished, to Administrative Agent, each Lender and Issuing Bank on or before twenty (20) days after the end of each calendar month the following items, accompanied by a certificate of a Responsible Officer or other appropriate officer of Borrower or Principal, as applicable, stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments): (i) a report of occupancy for the subject month including an average daily rate, and any and all franchise inspection reports received by Borrower during the subject month accompanied by an Officer’s Certificate with respect thereto; (ii) monthly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form satisfactory to the Administrative Agent; (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such month accompanied by an Officer’s Certificate with respect thereto; and (iv) a Net Cash Flow Schedule;

(c) Borrower shall furnish to Administrative Agent, each Lender and Issuing Bank, within ten (10) Business Days after request such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Administrative Agent, each Lender or Issuing Bank, including, without limitation, an annual operating budget for the Property;

(d) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Administrative Agent, any Lender or Issuing Bank and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files);

(e) contemporaneously with its distribution to the Initial Agent or the Servicer, copies of all such other information as is distributed to those parties; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of it or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent, any Lender or Issuing Bank may reasonably request.

Section 5.02 Notices of Material Events. The Administrative Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default of which Borrower has knowledge;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that results in a material adverse change in Borrower’s condition, financial or otherwise.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Administrative Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence. Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04 Payment of Obligations. The Borrower will pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) each affected Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties; Insurance. The Borrower will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, however, in no event shall Borrower be required to maintain insurance in an amount in excess of the requirement set forth in Section 6.1 of the Loan Agreement.

Section 5.06 Books and Records; Inspection Rights. Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Borrower will permit any representatives of the Administrative Agent, each Lender or Issuing Bank, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07 Compliance with Laws. Borrower will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or the Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support (i) surety bonds, (ii) workers’ compensation insurance policies and (iii) amounts necessary to support gaming licenses described on Exhibit C hereto.

Section 5.09 Cooperate in Legal Proceedings. Borrower shall cooperate with the Administrative Agent, each Lender and Issuing Bank, as applicable, with respect to any proceedings before any court, board or other Governmental Authority which may in any way adversely affect the rights of such Administrative Agent, each such Lender or Issuing Bank hereunder or any rights obtained by such Administrative Agent, Lender or Issuing Bank under any of the other Loan Documents and, in connection therewith, permit such Administrative Agent, Lender or Issuing Bank, at its election, to participate in any such proceedings.

Section 5.10 Further Assurances. Borrower shall, at Borrower’s sole cost and expense: (a) furnish to the Administrative Agent, each Lender and Issuing Bank all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or reasonably requested by such Administrative Agent, Lender or Issuing Bank in connection therewith;

(b) execute and deliver to the Administrative Agent such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower and the Guarantor under the Loan Documents, as the Administrative Agent may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes this Agreement and the other Loan Documents, as the Administrative Agent shall reasonably require from time to time.

Section 5.11 Business and Operations. Borrower shall conduct its business and operations, and shall cause the Property to be operated and managed, in the ordinary course consistent with past practice and in no event below the standards of management, operation and maintenance at the Property on the date hereof. Borrower shall cause the Property to be operated in accordance with all applicable Legal Requirements and the terms and provisions of the Opco Lease. The Property shall be used only for a hotel, casino and uses ancillary thereto, in accordance with standards at least equivalent to the standards of management, operation and maintenance at the Property on the date hereof, and for no other uses without the prior written consent of the Administrative Agent, which consent may be withheld in Administrative Agent’s sole and absolute discretion. Borrower will remain in good standing under the laws of each jurisdiction to the extent required for the ownership, maintenance, management and operation of the Property.

Section 5.12 Costs of Enforcement. In the event (a) that any Security Instrument encumbering the Property is foreclosed in whole or in part or that any such Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to any Security Instrument encumbering the Property in which proceeding the Administrative Agent or any Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of any of Borrower or an assignment by one or more Borrower for the benefit of its creditors, Borrower and its successors or assigns, shall be chargeable with and agree, jointly and severally, to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by such Administrative Agent or Lender in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

Section 5.13 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of the Administrative Agent.

Section 5.14 OFAC. At all times throughout the term of the Loan, Principal, Borrower, Guarantor and their respective Affiliates shall be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

Section 5.15 Loan Agreement Covenants. Borrower shall comply in all material respects with the covenants contained in Section 5.1 of the Loan Agreement.

Section 5.16 Previous Letters of Credit. Borrower shall use all commercially reasonable efforts in good faith to, as soon as practicable and in any event within 60 days after the Closing Date, terminate each of the letters of credit previously issued on behalf of Borrower and the Guarantor as listed on Schedule 4.01(f).

ARTICLE VI

Negative Covenants

From the date hereof and until the Commitment has expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, Borrower covenants and agrees with the Administrative Agent, each Lender and Issuing Bank that:

Section 6.01 Indebtedness of Borrower. The Borrower will not create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Any Indebtedness permitted under the Loan Agreement; and

(c) Any Indebtedness incurred under the Loan Agreement.

Section 6.02 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of any Property or permit any such action to be taken, except for Permitted Encumbrances.

Section 6.03 Fundamental Changes. (a) Borrower shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent expressly permitted by the Loan Agreement or the Loan Documents or (iii) except as expressly permitted under the Loan Agreement or Loan Documents, modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction.

(b) Borrower shall not enter into any line of business other than the ownership, acquisition, development, operation, leasing and management of the Property (including providing services in connection therewith), or make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.

(c) Investments, Loans, Advances, Guarantees and Acquisitions. Upon the occurrence of a Default or a Trigger Event, except as expressly permitted under the Loan Agreement, Borrower will not purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit.

Section 6.04 Swap Agreements. Upon the occurrence of a Default or a Trigger Event, Borrower will not enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which Borrower has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower. Notwithstanding the foregoing, each Lender and Borrower acknowledge that there exists an Interest Rate Cap Agreement as memorialized in Section 2.4 of the Loan Agreement. The parties agree that the existence of this Interest Rate Cap Agreement does not violate this Section 6.05, even upon the occurrence of a Default or Trigger Event under this Agreement.

Section 6.05 Restricted Payments. The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except, prior to a Default or a Trigger Event, (a) each Borrower may declare and pay dividends with respect to its Equity Interests in cash and in additional shares of its common stock, (b) Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Borrower and (c) Borrower to the extent it is a limited liability company, may make Restricted Payments of any profits or proceeds relating to membership interests in such limited liability companies. After a Default or a Trigger Event and during any continuance thereof, no Restricted Payments may be made by Borrower until the amount on deposit in the Borrower Collateral Account equals 102% of the Obligations then due.

Section 6.06 Transactions with Affiliates. Other than Affiliate Agreements (as defined in the Loan Agreement) or as otherwise permitted pursuant to the terms hereof or the Loan Agreement, Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners of Borrower except in the ordinary course of business and on terms which are fully disclosed to the Lenders in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

Section 6.07 Restrictive Agreements. Borrower will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower to create, incur or permit to exist any Lien upon any of their property or assets, or (b) the ability of any Borrower to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Holdco or any other Borrower or to Guarantee Indebtedness of Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Borrower pending such sale, provided such restrictions and conditions apply only to the Borrower that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, and (vi) the foregoing shall not apply to the Property Account, the Required Repair Account, the Tax Account, the Insurance Premium Account, the Replacement Reserve Account, the Interest Reserve Account, the Ground Rent Reserve Account, the New Room Work Reserve Account, the Smoking Compliance Work Reserve Account, the Seasonality Reserve Account, the Lockbox Account or any other escrow accounts or reserve accounts (collectively the “Accounts” each as defined in Article 3 of the Loan Agreement) that were created pursuant to the Loan Agreement.

Section 6.08 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 6.09 Name, Identity, Structure, or Principal Place of Business. No Borrower may change its name, identity (including its trade name or names), or principal place of business set forth in the introductory paragraph of this Agreement, without, in each case, first giving the Administrative Agent thirty (30) days prior written notice. No Borrower may change its corporate, partnership or other structure, or the place of its organization as set forth in Section 3.18, without, in each case, the consent of the Administrative Agent. Upon the request of any Lender, the Guarantor shall execute and deliver additional financing statements, security agreements and other instruments, which may be necessary to effectively evidence or perfect such Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.

Section 6.10 ERISA. Each of the covenants contained in Section 5.2.8 of the Loan Agreement are hereby incorporated by reference and made a part hereof for all purposes.

Section 6.11 Transfers

(a) Borrower shall not sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than (I) pursuant to Approved Leases, (II) in accordance with the provisions of Section 5.1.17 of the Loan Agreement, (III) release of a Release Parcel in accordance with the provisions of Section 2.5 of the Loan Agreement, (IV) the distribution of cash from the Property Account in accordance with the terms hereof or (V) the sale or other disposition of obsolete Personal Property in the ordinary course of business, without (i) the prior written consent of the Administrative Agent and (ii) if a Securitization has occurred, delivery to the Administrative Agent of written confirmation from the Rating Agencies that the Transfer will not result in the downgrade, withdrawal or qualification of the then current ratings assigned to any Securities or the proposed rating of any Securities.

(b) A Transfer shall include, but not be limited to: (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.18 of the Loan Agreement.

(c) Notwithstanding the provisions of this Section 6.11 and (b), the following transfers shall not be deemed to be a Transfer: (i) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party or a Restricted Party itself; (ii) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock in a Restricted Party; provided, however, no such transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such transfer, Administrative Agent shall receive not less than thirty (30) days prior written notice of such proposed transfer and (iii) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, provided, however, no such transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such transfer, Administrative Agent shall receive not less than thirty (30) days prior written notice of such proposed transfer.

(d) Notwithstanding anything to the contrary contained in this Section 6.11, (i) at all times prior to a Public Offering, (I) Nicholas Ribis, Colony IV and (for so long as Colony RIH Voteco, LLC, is Controlled by an Affiliate of Colony Capital, LLC) Colony RIH Voteco, LLC, must continue to, directly or indirectly, own at least fifty one percent (51%) of the voting interests in Borrower, and (II) Colony IV must continue to, directly or indirectly, own at least twenty five percent (25%) of the non-voting, economic interests in Borrower, (ii) Barrack (or, in the event Barrack is incapacitated, a replacement principal of Colony Capital, LLC) must at all times be on the board of directors of Borrower, (iii) Borrower is at all times Controlled by Colony IV or Colony RIH Voteco, LLC and (iv) each of Colony IV and Colony RIH Voteco, LLC is at all times Controlled by Colony Capital, LLC or an Affiliate thereof.

(e) Each Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer in violation of this Section 6.11. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not such Lender has consented to any previous Transfer. Notwithstanding anything to the contrary contained in this Section 6.11, (a) no transfer (whether or not such transfer shall constitute a Transfer) shall be made to any Prohibited Person, (b) in the event of any transfer (whether or not such transfer shall constitute a Transfer), results in any Person and its Affiliates owning in excess of ten percent (10%) of the ownership interest in a Restricted Party, Borrower shall provide to each Lender, not less than thirty (30) days prior to such transfer, the name and identity of each proposed transferee, together with the names of its controlling principals, the social security number or employee identification number of such transferee and controlling principals, and such transferee’s and controlling principal’s home address or principal place of business, and home or business telephone number, and (c) in the event any transfer (whether or not such transfer shall constitute a Transfer) results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the ownership interest in a Restricted Party, Borrower shall, prior to such transfer, deliver an updated Insolvency Opinion to the Administrative Agent and the Lenders, which opinion shall be in form, scope and substance acceptable in all respects to the Administrative Agent, the Lenders and the Rating Agencies.

Section 6.12 Amendments

(a) Borrower agrees to notify the Administrative Agent of any proposed modification to the Loan Agreement reasonably in advance of the date such modification is to take effect, and in no event less than five (5) Business Days prior to the effective date of each modification.

(b) Borrower agrees not to seek to amend the Loan Agreement in a manner that would have a Material Adverse Effect on the rights hereunder of the Administrative Agent, any Lender or Issuing Bank, without such Administrative Agent’s, Lender’s or Issuing Bank’s prior written consent (which consent may be withheld in such party’s sole and absolute discretion).

Section 6.13 Loan Agreement Covenants. Borrower shall comply in all material respects with the covenants contained in Section 5.2 of the Loan Agreement.

ARTICLE VII

Events of Default; Remedies

Section 7.01 Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(a) the occurrence of an “Event of Default” as defined in the Loan Agreement;

(b) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(c) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(d) any representation or warranty made or deemed made by or on behalf of the Borrowers, the Guarantor or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(e) the Borrowers or the Guarantor shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrowers’ or the Guarantor’s existence) or 5.08 or in Article VI;

(f) [RESERVED]

(g) [RESERVED]

(h) if a receiver, liquidator or trustee shall be appointed for the Borrowers or the Guarantor, or if the Borrowers or the Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or state law, shall be filed by or against, consented to or acquiesced in by, the Borrowers or the Guarantor, or if any proceeding for the dissolution or liquidation of the Borrowers or the Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by the Borrowers or the Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(i) one or more final, nonappealable judgments for the payment of money in an aggregate amount in excess of $25,000,000, for which coverage has not been acknowledged by an insurance company, shall be rendered against any Borrower, the Guarantor or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or the Guarantor to enforce any such judgment;

(j) if the Policies and the Insurances are not kept in full force and effect or if certified copies of the Policies and the Insurances are not delivered to Administrative Agent within ten (10) days of written request therefor;

(k) if the Borrowers transfer or encumber any portion of any of the Properties in violation of the provisions of Section 6.11 hereof or any applicable provision of the Security Instruments and the Administrative Agent or any Lender has commenced enforcement activity against the Borrowers and/or the Guarantor;

(l) if the Borrowers, or the Guarantor shall make an assignment for the benefit of creditors;

(m) if a License Revocation Event occurs and continues for ten (10) consecutive Business Days affecting gaming operations that, during the twelve month period ended on the last day of the most recently ended calendar month, accounted for five percent or more of the consolidated gross revenues (calculated in accordance with GAAP) of the Borrowers related to gaming operations;

(n) subject to the Borrowers’ right to contest the same in accordance with the applicable terms hereof, if any federal tax Lien or state or local income tax Lien is filed against the Borrowers, the Guarantor or any Individual Property and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed;

(o) (A) the Borrowers fail to timely provide the Administrative Agent with the written certification and evidence referred to in Section 6.11 hereof, (B) the Borrowers are a Plan or their assets constitute Plan Assets; or (C) the Borrowers consummate a transaction which would cause the Security Instruments or the Lender’s exercise of its rights under the Security Instruments, the Master Note, the Loan Agreement, this Agreement or the other Loan Documents to constitute a nonexempt prohibited transaction under ERISA or result in a violation of a state statute regulating governmental plans, subjecting the Lenders to liability for a violation of ERISA, the Code, a state statute or other similar law;

(p) If the Borrowers shall be in default beyond applicable notice and grace periods under the Loan Agreement, or if there shall be default under the Security Instruments or any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents, whether as to the Borrowers or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit the Lenders to accelerate the maturity of all or any portion of the Debt; or

(q) if the Borrowers shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (a) to (u) above, for ten (10) Business Days after notice to the Administrative Borrower from the Administrative Agent, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from the Administrative Agent in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that the Borrowers shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceed to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for the Borrowers in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days.

Section 7.02 Remedies. Upon the occurrence of an Event of Default (other than an Event of Default described in Section 7.01(h)) then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent may, by notice to the Administrative Borrower, take one or more of the following actions, at the same or different times: (i) upon the occurrence of a Default, refuse to release cash from the Borrower Collateral Account, refuse to make new Loans or open new Letters of Credit until such Default has been cured or waived; (ii) terminate the Commitment, and thereupon the Commitment shall terminate immediately, and (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers or the Guarantor described in Sections 7.01(h) or (i) of this Article, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

Borrower Collateral Account

Section 8.01 Borrower Collateral Account. (a) From the Effective Date until the Commitment has expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of credit have expired or terminated and all LC Distributions shall have been reimbursed, Borrower covenants and agrees that any amounts, payments, dividends and other cash or in-kind distributions which Borrower would otherwise have distributed to Resorts International Hotel and Casino, Inc. (“RIHC”) or any other direct or indirect beneficial owner of Borrower (together with RIHC, collectively, “Beneficial Owner”), shall be deposited directly into the Borrower Collateral Account. Prior to the occurrence of a Default or a Trigger Event, the Administrative Agent shall release the amounts received in the Borrower Collateral Account to RIHC, or otherwise as instructed in writing by Borrower, following a Beneficial Owner’s request and the Administrative Agent’s receipt of a certificate from the Financial Officer of the Administrative Borrower certifying that no Default or Trigger Event has occurred.

(b) Upon the occurrence and continuation of a Default or Trigger Event, the Administrative Agent will not release any cash from the Borrower Collateral Account until the cash balance in the Borrower Collateral Account equals 102% of the Guaranteed Obligations. Such cash balance (i) may be applied at any time to the Revolving Credit Exposure and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent and any Lender in endeavoring to collect all or any part of the Revolving Credit Exposure from, or in prosecuting any action against, the Borrowers or any other guarantor of all or any part of the Revolving Credit Exposure (such costs and expenses, together with the Revolving Credit Exposure, collectively the “Guaranteed Obligations”), after the expiration of any grace periods without cure or waiver of the Default; and (ii) shall be made available for release to Beneficial Owner, or otherwise as instructed in writing by Borrower, subject to the provisions of Section 8.03(a) hereof within five (5) Business Day(s) after all Defaults have been cured or waived.

(c) Borrower hereby grants (and, by its signature hereto, RIHC hereby acknowledges and consents to granting) to the Lenders a first priority security interest in the Borrower Collateral Account and any and all contents thereof as security for the Guaranteed Obligations.

Section 8.02 Rights of Subrogation. RIHC covenants and agrees not to assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Borrower, or any collateral, until Borrower has fully performed all their obligations to the Lenders.

Section 8.03 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of a Borrower or otherwise, the Borrower’s obligations under this Article 8 with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of a Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by RIHC forthwith on demand by the Administrative Agent or any Lender.

Section 8.04 Information. RIHC assumes all responsibility for being and keeping itself informed of Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that RIHC assumes and incurs under this Article 8, and agrees that none of the Administrative Agent, Lenders or Issuing Bank shall have any duty to advise RIHC of information known to it regarding those circumstances or risks.

ARTICLE IX

Miscellaneous

Section 9.01 Notices. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U. S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	c/o Resorts International Holdings, LLC
660 Madison Avenue
Suite 1435
New York, NY 10021
Attention: Eric Matejevich
Telephone: (212) 446-5422
Facsimile: (212) 446-5423

With a copy to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York
Attention: Thomas M. Cerabino
Telephone: (212) 728-8208
Facsimile: (212) 728-9208

If to RIHC:	c/o Resorts International Holdings, LLC
660 Madison Avenue
Suite 1435
New York, NY 10021
Attention: Eric Matejevich
Telephone: (212) 446-5422
Facsimile: (212) 446-5423

With a copy to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York
Attention: Thomas M. Cerabino
Telephone: (212) 728-8208
Facsimile: (212) 728-9208

If to Lender:	Column Financial, Inc.
11 Madison Avenue New York, New York 10010
Attention: Michael May - Director
Facsimile No.: (212) 352-8106

With a copy to:	Column Financial, Inc.
One Madison Avenue New York, New York 10010
Legal and Compliance Department
Attention: Casey McCutcheon, Esq.
Facsimile No.: (917) 326-8433

With a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Jonathan L. Mechanic, Esq.
Facsimile No.: (212) 859-4000

If to the Issuing Bank	Credit Suisse New York Branch
One Madison Avenue, 2nd Floor
Trade Finance Department
New York, NY 10010
Attention: Emma Artun, Assistant Vice President
Facsimile No.: (212)538-1370

If to Administrative Agent:	Column Financial, Inc.
One Madison Avenue
New York, New York 10010
Legal and Compliance Department
Attention: Casey McCutcheon, Esq.
Facsimile No.: (917) 326-8433

With a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Jonathan L. Mechanic, Esq.
Facsimile No.: (212) 859-4000

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

Section 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Lender or Issuing Bank in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, Lenders and Issuing Bank hereunder are cumulative and are not exclusive of any rights or remedies it would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Lender or Issuing Bank, as applicable, may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower, Administrative Agent, Issuing Bank and each Lender.

Section 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, each Lender and Issuing Bank, and the Affiliates of each of the foregoing parties, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, each Lender and Issuing Bank, in connection with the preparation and administration of this Agreement and any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (ii) all out-of-pocket expenses incurred by the Administrative Agent, each Lender and Issuing Bank including the fees, charges and disbursements of any counsel for the Administrative Agent, each Lender and Issuing Bank, in connection with the enforcement or protection of their respective rights in connection with this Agreement, including their respective rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, each Lender, Issuing Bank and each Related Party of the foregoing persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to a Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent permitted by applicable law, Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(d) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Lender or Issuing Bank, as applicable, (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) the Administrative Agent, each Lender and Issuing Bank may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, each Lender and the Issuing Bank may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Borrower, provided that no consent of the Administrative Borrower shall be required for an assignment to one or more banks, insurance companies, investment companies or funds, or other institutions, an Affiliate of any Lender or Issuing Bank, an Approved Fund, or if an Event of Default has occurred and is continuing, any other assignee. Notwithstanding the foregoing, (A) for so long as any Letter of Credit issued by the Initial Issuing Bank remains outstanding, or the Initial Issuing Bank is the Issuing Bank hereunder, any assignment by a Lender of all or a portion of its rights and obligations under this Agreement shall be subject to the prior written consent of the Initial Issuing Bank in its sole discretion; (B) for so long as the Administrative Agent is the Initial Administrative Agent hereunder, any assignment by a Lender or the Issuing Bank of all or a portion of its rights under this Agreement shall be subject to the prior written consent of the Initial Administrative Agent in its sole discretion; and (C) for so long as any Lender is the Initial Lender hereunder, any assignment by the Administrative Agent or the Issuing Bank of all or a portion of its rights and obligations under this Agreement shall be subject to the prior written consent of the Initial Lender in its sole discretion.

(ii) Assignments shall be subject to the additional condition: that the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable tax forms in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about Borrower and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

(i) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lenders under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by any Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(ii) The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower and the Administrative Agent may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iii) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, and the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b) of this Section, the Lender shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Administrative Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Administrative Borrower and such Lender shall continue to deal solely and directly with one another in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would increase the Commitment of any Lender without the written consent of such Lender if such amendment, modification or waiver would affect such Participant. Subject to paragraph (c)(ii) of this Section, Borrower agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 9.04(c)(iii).

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Administrative Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.17(e) as though it were a Lender.

(iii) If any Participant shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Participant receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by the Lenders or any other Participant, then the Participant receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of the Lenders and other Participants to the extent necessary so that the benefit of all such payments shall be shared by the Lenders and other Participants ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Participant as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrower or any Subsidiaries or Affiliates thereof (as to which the provisions of this paragraph shall apply). The Borrower consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Participant acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Participant were a direct creditor of Borrower in the amount of such participation.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Sections 9.1 and 9.2 of the Loan Agreement are hereby incorporated by reference and made a part hereof for all purposes.

(f) Notwithstanding the provisions of this Section 9.04, transfers of the Note (other than the transfer of the Note in connection with a Securitization) shall be subject to the terms of that certain Resolution of the New Jersey Casino Control Commission concerning the Petition of Resorts International Hotel, Inc. for Approval of a Material Debt Transaction, and for Other Relief, and Related Matters (PRNs 0590704 and 3630601).

Section 9.05 Survival. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Lender or Issuing Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitment has not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitment or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent, any Lender and Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Lenders and when the Administrative Agent and the Lenders shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, the Issuing Bank and each of the Affiliates of the foregoing persons, is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or Affiliate to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by the Administrative Agent, each Lender and the Issuing Bank, irrespective of whether or not the Administrative Agent, any Lender or the Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Administrative Agent, each Lender and the Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff), which the Lender may have.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower and RIHC (solely for purposes of Article 8 hereof) hereby irrevocably and unconditionally submits, for itself and the Property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, each Lender and the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or the Property in the courts of any jurisdiction.

(c) Each Borrower and the Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. (a) Each of the Administrative Agent, Lenders and Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors)

to any swap or derivative transaction relating to Borrower and their obligations, (vii) with the consent of the Administrative Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or the Issuing Bank, as applicable, on a nonconfidential basis from a source other than Borrower. For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or their business, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank, as applicable, on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH OF THE ADMINISTRATIVE AGENT, LENDERS AND ISSUING BANK ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING BORROWER AND THEIR RELATED PARTIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY BORROWER, ADMINISTRATIVE AGENT, ISSUING BANK OR THE LENDERS PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT ONE OR MORE BORROWERSAND THEIR RELATED PARTIES.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by each Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 USA PATRIOT Act. Each Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), and hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of each Borrower and other information that will allow each Lender to identify Borrower in accordance with the Act.

Section 9.15 Gaming Laws and Liquor Laws. This Agreement is subject to the Gaming Laws and the Liquor Laws. Without limiting the foregoing, each Lender acknowledges that (i) it is subject to being called forward by the Gaming Authorities or the Liquor Authorities, in their discretion, for licensing or a finding of suitability, to file applications or provide other information, and (ii) all rights, remedies and powers in or under this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and the Liquor Laws. Further, all provisions of this Agreement are intended to be subject to all applicable mandatory provisions of the Gaming Laws and the Liquor Laws and to be limited solely to the extent necessary to not render the provisions of this Agreement and other Loan Documents invalid or unenforceable, in whole or in part. Each of the Administrative Agent, Lenders and Issuing Bank agrees to cooperate with the Gaming Authorities and the Liquor Authorities in connection with the provisions of this Agreement or other information as may be requested by such Gaming Authorities and Liquor Authorities.

Section 9.16 Other Loan Documents. The Borrower hereby acknowledges and agrees that each of the Administrative Agent and the Issuing Bank shall be included within the defined term of “Lender” in each of the other Loan Documents, and each shall be the beneficiary of any and all indemnifications and covenants of the Borrower in each such other Loan Document.

ARTICLE X

The Administrative Agent

Section 10.01 Administrative Agent. Each Lender and the Issuing Bank hereby irrevocably appoints the Administrative Agent its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to such Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower, any subsidiary or any Affiliated Guarantor or other Affiliate thereof as if it were not an Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is instructed in writing to exercise, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower, any of its subsidiaries or any of its Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of any Lender or Issuing Bank, or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower, any Lender or Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying each Lender, the Issuing Bank and the Borrower. Upon any such resignation, the Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank or licensed lending institution with an office in New York, New York, or an Affiliate of any such bank or licensed lending institution. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent.

Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) or, as the case may be, the Issuing bank, from and against such Lender’s ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Administrative Agent or Issuing Bank, in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent or the Issuing Bank, as applicable, promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.03, to the extent that such Administrative Agent or Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

RESORTS INTERNATIONAL HOTEL, INC., a New Jersey corporation

By:	/s/ Nicholas L. Ribis
Name:	Nicholas L. Ribis
Title:	Executive Vice President

NEW PIER OPERATING COMPANY, INC., a New Jersey corporation

By:	/s/ Eric J. Matejevich
Name:	Eric J. Matejevich
Title:	Senior Vice President and Treasurer

RESORTS REAL ESTATE HOLDINGS, INC., a New Jersey corporation

By:	/s/ Eric J. Matejevich
Name:	Eric J. Matejevich
Title:	Senior Vice President Finance

RESORTS FINANCE HOLDINGS, INC., a Delaware corporation

By:	/s/ Eric J. Matejevich
Name:	Eric J. Matejevich
Title:	CFO, Senior Vice President and Treasurer

RESORTS PROPCO, INC., a New Jersey corporation

By:	/s/ Eric J. Matejevich
Name:	Eric J. Matejevich
Title:	Senior Vice President and Treasurer

Execution Page- Credit Agreement

FOR PURPOSES OF ARTICLE 8 ONLY:

RESORTS INTERNATIONAL HOTEL AND CASINO, INC., a Delaware corporation

By:	/s/ Eric J. Matejevich
Name:	Eric J. Matejevich
Title:	Senior Vice President Finance

Execution Page- Credit Agreement

LENDER:

COLUMN FINANCIAL, INC., a Delaware corporation

By:	/s/ Roman Marin
Name:	Roman Marin
Title:	Vice President

Execution Page- Credit Agreement

ADMINISTRATIVE AGENT:

COLUMN FINANCIAL, INC., a Delaware corporation

By:	/s/ Roman Marin
Name:	Roman Marin
Title:	Vice President

Execution Page- Credit Agreement

ISSUING BANK:

CREDIT SUISSE, NEW YORK BRANCH, as Issuing Bank

By:	/s/ Emma Artun
Name:	Emma Artun
Title:	Vice President

By:	/s/ Adrian Silghigian
Name:	Adrian Silghigian
Title:	Vice President

Execution Page- Credit Agreement

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Lender as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):

4.	Reserved

5.	Credit Agreement: The $[ ] Credit Agreement dated as of March 14, 2007 between the borrowers listed on Annex II attached hereto, and Column Financial, Inc., as Lender.

[1]	Select as applicable.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lender	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$ [ ]	$		%
$	$		%
$	$		%

Effective Date:                     , 20         [TO BE INSERTED BY COLUMN FINANCIAL, INC., AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Lender a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

A-2

[Consented to:][3]

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

[3]	To be added only if the consent of Borrower is required by the terms of the Credit Agreement

A-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document,4 (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower or the Guarantor, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower or the Guarantor, any of their Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Lender, and (v) if it is a Foreign Lender,5 attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Lender shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee for amounts, which have accrued from and after the Effective Date.

[4]	The term “Loan Document” should be conformed to that used in the Credit Agreement.

[5]	The concept of “Foreign Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.